SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/x/	Soliciting Material Pursuant to §240.14a-12
Tab Products
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 31, 2001

Dear Stockholder:

    As we advised you in our letter dated June 22, Thaddeus "Ted" Jaroszewicz has chosen to engage in a costly and disruptive proxy contest in an effort to have himself and his hand-picked slate of business associates elected to the TAB Board in place of the current directors.

    YOUR BOARD STRONGLY OPPOSES THE ELECTION OF
THE JAROSZEWICZ NOMINEES

    We understand that Mr. Jaroszewicz is in the process of mailing to you his proxy materials, including a blue proxy card.

    We urge you to take no action until you receive our proxy materials, including our WHITE proxy card.

    The annual meeting is being held on October 16. You will have plenty of time to make your decision, and cast your vote, after you have received our proxy materials.

    TAB's proxy materials will contain a full explanation of our reasons for opposing the Jaroszewicz nominees and urging you to vote for our Board candidates. You will also receive our 2001 annual report. Please make no decision about the important issue of who should be the stewards of your Company for the next year until you have received our materials, including our WHITE proxy card.

    Thank you for your support.

Gary W. Ampulski President and Chief Executive Officer	Hans A. Wolf Chairman of the Board

Additional Information:

YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT OF TAB PRODUCTS CO. FOR ITS 2001 ANNUAL MEETING OF STOCKHOLDERS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement and other related documents filed by Tab at the SEC's website at www.sec.gov or at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. When available, the definitive proxy statement and other related documents may also be obtained from Tab by contacting Tab Products Co., Attention: Corporate Secretary, 935 Lakeview Parkway, Suite 195, Vernon Hills, IL 60061-1442. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement filed with the SEC on Schedule 14A by Tab Products Co. on August 17, 2001.